EXHIBIT 99.1

Harvard Bioscience Delays Filing of Annual Report on Form 10-K and Announces Preliminary Unaudited Fourth Quarter and Fiscal Year 2015 Revenue

HOLLISTON, Mass., March 28, 2016 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO) (the “Company”), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, today announced that the filing of its Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”) would not occur prior to the extended March 30, 2016 deadline, and also announced preliminary unaudited revenue for the three and twelve months ended December 31, 2015.

On March 14, 2016, the Company filed a Notification of Late Filing on Form 12b-25 (the “Form 12b-25”), indicating that the filing of its Form 10-K will be delayed due to the timing of a forensic investigation initiated by the Company following its discovery, based upon preliminary findings, that an employee at Denville Scientific, Inc., one of its wholly-owned subsidiaries, appears to have embezzled money from the Company and manipulated certain records in an attempt to conceal the theft.

While the Company is continuing to diligently prepare the Form 10-K and related financial statements for filing, it has determined that it will not be in position to file the same within the prescribed 15-day extension period.  This continued delay is primarily a result of a combination of the time required for the forensic accounting expert to complete its comprehensive investigation of the embezzlement, as well as the ongoing efforts of the Company’s independent registered public accounting firm to complete its audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the U.S. Public Company Accounting Oversight Board.

As the audited financial statements continue to be finalized, the Company reports that preliminary unaudited revenue for the three and twelve months ended December 31, 2015 were $28 million and $109 million, respectively.

Note About Preliminary Results

The financial results presented in this release are preliminary and may change. This preliminary financial information includes calculations or figures that have been prepared internally by management and have not been reviewed or audited by our independent registered public accounting firm. There can be no assurance that the Company’s actual results for the periods presented herein will not differ from the preliminary financial data presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods. This preliminary financial information, and previously reported amounts, could be impacted by the effects of the ongoing audit of the Company’s consolidated financial statements.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors including GE Healthcare, Thermo Fisher Scientific Inc., VWR and other specialized distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "anticipate," "expect," "intend," "plan," "believe," and similar expressions that do not relate to historical matters. Forward-looking statements in this press release may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, and the Company's plans, objectives and intentions that are not historical facts. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, or otherwise described in our other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8999. Press releases may be found on our web site.

CONTACT:

Jeffrey A. Duchemin
CEO and President

Robert E. Gagnon
CFO

Corey Manchester
Director, Finance and Investor Relations

Tel: 508 893 8999
Fax: 508 429 8478